UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

PEDIATRIC SERVICES OF AMERICA, INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	0-23946	58-1873345
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

310 Technology Parkway, Norcross, Georgia	30092-2929
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 441-1580

Not applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2006, the Company entered into a definitive agreement with Melmedica Children’s Healthcare, Inc., an Illinois corporation (“Melmedica”) pursuant to which the Company will acquire certain of Melmedica’s pediatric nursing businesses in Schaumberg, Oak Lawn, Bloomington, Collinsville and Country Club Hills, Illinois, as well as a business located in Indianapolis, Indiana. The purchase price is approximately $1.6 million in cash with Melmedica retaining its accounts receivable. Melmedica’s consolidated net revenue for the year ended December 31, 2005 was approximately $10.8 million. We expect the closing date of the transaction to occur during the Company’s fiscal third quarter or early in the fourth quarter. The closing is subject to customary closing conditions.

Item 2.02. Results of Operations and Financial Condition.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release of Pediatric Services of America, Inc., dated May 10, 2006, reporting the Company’s results of operations for the quarter ended March 31, 2006. The information, including exhibits attached hereto in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to this Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
99.1	Press Release dated on May 10, 2006, regarding the Company’s financial results for the quarter ended March 31, 2006.

99.2	Press Release dated on May 10, 2006, regarding the Company’s plan to acquire certain assets of Melmedica Children’s Healthcare, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDIATRIC SERVICES OF AMERICA, INC.
(Registrant)

Date: May 10, 2006	By:	/s/ James M. McNeill
James M. McNeill Senior Vice President, Chief Financial Officer, Secretary and Treasurer

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibits
99.1	Press Release dated on May 10, 2006, regarding the Company’s financial results for the quarter ended March 31, 2006.

99.2	Press Release dated on May 10, 2006, regarding the Company’s plan to acquire certain assets of Melmedica Children’s Healthcare, Inc.